Exhibit 99.1

Alto Neuroscience Reports Third Quarter 2025 Financial Results and Recent Business Highlights

– Successful outcome from FDA meeting on ALTO-207 in treatment-resistant depression; on track to initiate Phase 2b trial in the first half of 2026 and Phase 3 trial by early 2027 –

– Positive blinded pharmacokinetic (PK) analyses from ALTO-100 and ALTO-101 trials support clinical execution –

– Topline data for Phase 2 trials of ALTO-101 in CIAS expected 1Q 2026 and ALTO-300 in MDD expected mid-2026 –

– Closed $50 million PIPE; strong cash position of $184.2 million as of October 31 expected to fund planned operations into 2028, and through 4 upcoming clinical study readouts –

Mountain View, Calif., November 12, 2025 — Alto Neuroscience, Inc. (“Alto”) (NYSE: ANRO) a clinical-stage biopharmaceutical company focused on the development of novel precision medicines for neuropsychiatric disorders, today reported financial results for the quarter ended September 30, 2025, and highlighted recent progress across its pipeline of clinical-stage product candidates.

“These past months marked a period of significant strategic execution and validation for Alto. The successful outcome of our FDA meeting for ALTO-207 and the subsequent $50 million financing allow us to rapidly accelerate this promising program for patients with treatment-resistant depression,” said Amit Etkin, M.D., Ph.D., founder and chief executive officer of Alto Neuroscience. “With cash supporting operations into 2028, we are in an excellent position to deliver on multiple anticipated upcoming data readouts, including for ALTO-101, ALTO-300, ALTO-100, and ALTO-207, as we advance our mission of developing personalized, more effective medicines for patients.”

Pipeline Highlights

ALTO-207: Accelerating development following successful FDA meeting, on track to initiate a Phase 2b trial in the first half of 2026 and a Phase 3 trial by early 2027.

ALTO-207 is a fixed-dose combination of pramipexole, a dopamine D3-preferring D3/D2 agonist, approved for the treatment of Parkinson’s disease with demonstrated antidepressant effect, and ondansetron, an antiemetic, selective 5-HT3 receptor antagonist. As a fixed-dose combination, ALTO-207 is designed to enable rapid titration and higher dosing by mitigating the dose-limiting adverse events typically experienced with pramipexole. ALTO-207 is being developed to address the significant unmet need for patients with TRD.

•In October 2025, the Company announced a successful outcome from an FDA meeting regarding the development of ALTO-207. Based on the feedback received, Alto is accelerating the development of ALTO-207 and expects to initiate a Phase 3 trial in patients with TRD by early 2027, following alignment with the FDA on the planned study design.
•Following the acquisition of ALTO-207 in May 2025, Alto has made substantial progress towards the initiation of the planned Phase 2b, potentially pivotal trial, which the Company is on track to initiate in the first half of 2026.

ALTO-101: Enrollment is ongoing in Phase 2 proof-of-concept (POC) CIAS trial; topline data expected in the first quarter of 2026.

ALTO-101, a brain-penetrant PDE4 inhibitor designed as a novel transdermal formulation, is being developed for the treatment of cognitive impairment in schizophrenia (CIAS). The novel formulation is designed to retain the desired brain effects shown with the oral formulation while avoiding the tolerability challenges and adverse effects known to be associated with PDE4 inhibitors.

•Enrollment remains ongoing in the Phase 2 POC trial in CIAS, with topline data expected in the first quarter of 2026. The Phase 2 POC trial consists of a dose-escalating treatment with ALTO-101 and is designed to enroll approximately 70 adult participants with schizophrenia between the ages of 21 and 55. The primary outcome in the study is the effect of ALTO-101 on theta band activity, the EEG measure shown to be most clearly associated with CIAS in replicated analyses of large schizophrenia datasets. Objective cognitive performance is also being evaluated.
•In October 2025, the Company announced that ALTO-101 was granted Fast Track Designation by the FDA for the treatment of CIAS. The Company believes this designation reflects the significant unmet need in CIAS, and the potential of ALTO-101 to be an important new treatment for this patient population.
•In October 2025, the Company announced the positive outcome of a blinded PK analysis from the first cohort evaluated in the ongoing Phase 2 study to evaluate the enhanced execution efforts implemented by the Company. 100% of the samples evaluated for ALTO-101 qualified as PK positive.
•In September 2025, the Company announced the prospective replication and validation of theta-band inter-trial coherence, or theta ITC, as the most robust objective EEG marker to distinguish patients with schizophrenia from healthy individuals.
◦In the analysis, there was also a statistically significant correlation observed between theta ITC and cognitive performance.
◦The results from this analysis further support the utilization of theta ITC as the primary outcome in the ongoing Phase 2 POC trial of ALTO-101. Alto believes that a positive result on theta ITC would strongly support the advancement of ALTO-101 into large, late-stage trials to evaluate the efficacy of ALTO-101 on cognitive measures.

ALTO-300: Enrollment ongoing in Phase 2b adjunctive major depressive disorder (MDD) trial; data expected in mid-2026.

ALTO-300, also known as agomelatine, is an oral, small molecule designed to act as a melatonin agonist and 5-HT2C antagonist, and is being developed at 25mg as an adjunctive treatment in the United States for patients with MDD, characterized by an EEG biomarker. Agomelatine is an approved antidepressant medication in Europe and Australia, at both 25mg and 50mg, but has not been approved in the United States. In comparison to the 50mg dose of agomelatine, the 25mg dose has been shown to have equivalent antidepressant efficacy and has not been associated with reversible, low liver enzyme elevations observed with the 50mg dose.

•Topline data from the double-blind, placebo-controlled, randomized Phase 2b trial is expected in mid-2026. The Company expects to enroll approximately 200 biomarker positive patients for the final analysis sample.

ALTO-100: Enrollment ongoing in Phase 2b bipolar depression trial; data expected in the second half of 2026.

ALTO-100, a first-in-class, oral small molecule believed to work through enhancing neuroplasticity, is in development for the treatment of bipolar depression (BPD) in patients characterized by a cognitive biomarker.

•Enrollment in the randomized, double-blind, placebo-controlled Phase 2b trial remains ongoing with topline data expected in the second half of 2026. The Company expects to enroll approximately 200 patients with BPD. Patients will be evaluated over a six-week treatment period and the primary endpoint is the change from baseline on the Montgomery Åsberg Depression Rating Scale (MADRS) in the patient population characterized by a cognitive biomarker.
•In October 2025, the Company announced the positive outcome of a blinded PK analysis from the first cohort evaluated in the ongoing Phase 2b study to assess the enhanced execution efforts implemented by the Company. Of the samples evaluated for ALTO-100 in the blinded PK analysis, 96% qualified as PK positive.

Corporate Updates
•In October 2025, the Company announced a $50 million private placement financing (PIPE) to support the accelerated development of ALTO-207 following the successful FDA meeting. The financing was led by Perceptive Advisors, with participation from other biotech dedicated investors.

Upcoming Milestones and Events

Near-Term Expected Milestones
•1Q 2026 — ALTO-101 Phase 2 POC CIAS trial topline data
•Mid-2026 — ALTO-300 Phase 2b MDD trial topline data
•1H 2026 — ALTO-207 Phase 2b TRD trial initiation
•2H 2026 — ALTO-100 Phase 2b BPD trial topline data

Upcoming Conferences
•The Company is expected to present at the following upcoming conferences:
◦Stifel 2025 Healthcare Conference: November 11-13, 2025
◦Jefferies London Healthcare Conference: November 17-20, 2025

Third Quarter 2025 Financial Highlights

Cash Position: As of September 30, 2025, the Company had cash, cash equivalents, and restricted cash of approximately $138.3 million, compared to approximately $168.7 million in cash, cash equivalents, and restricted cash as of December 31, 2024.

Inclusive of net proceeds of $49.9 million from the PIPE, the Company had a cash balance of approximately $184.2 million as of October 31, 2025.

The Company expects its cash balance, inclusive of the proceeds from the PIPE, to support planned operations, which now includes expanded execution on ALTO-207, into 2028.

R&D Expenses: Research and development expenses for the quarter ended September 30, 2025 were $10.5 million, as compared to $13.1 million for the same period in 2024.

G&A Expenses: General and administrative expenses for the quarter ended September 30, 2025 were $4.4 million, as compared to $5.8 million for the same period in 2024.

Net Loss: The Company incurred a net loss of $14.2 million for the quarter ended September 30, 2025, as compared to $16.8 million for the same period in 2024.

About Alto Neuroscience
Alto Neuroscience is a clinical-stage biopharmaceutical company with a mission to redefine psychiatry by leveraging neurobiology to develop personalized and highly effective treatment options. Alto’s Precision Psychiatry Platform™ measures brain biomarkers by analyzing EEG activity, neurocognitive assessments, wearable data, and other factors to better identify which patients are more likely to respond to Alto product candidates. Alto’s clinical-stage pipeline includes novel drug candidates in bipolar depression, major depressive disorder, treatment resistant depression, and schizophrenia, and other mental health conditions. For more information, visit www.altoneuroscience.com or follow Alto on X.

Forward-Looking Statements
This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “look forward,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding Alto’s expectations with regard to the potential benefits, activity, effectiveness and safety of its product candidates and Precision Psychiatry Platform (“Platform”); statements regarding patient compliance and the effectiveness of Alto’s clinical trial execution measures; Alto’s expectations with regard to the design and results of its research and development programs and clinical trials, including the timing of enrollment and the timing and availability of data from such trials; Alto’s clinical and regulatory development plans for its product candidates, including the timing or likelihood of regulatory filings and approvals for its product candidates; Alto’s business strategy, financial position, including anticipated cash runway, and the sufficiency of its financial resources to fund its operations through expected milestones; and other statements that are not historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: uncertainties inherent in the initiation, progress and completion of clinical trials and clinical development of Alto’s product candidates; the risk that Alto may not realize the intended benefits of its Platform; availability and timing of results from clinical trials; whether initial or interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; the risk that clinical trials may have unsatisfactory outcomes; the risk that Alto’s projections regarding its financial position and expected cash runway are inaccurate or that its conduct of its business requires more cash than anticipated; and other important factors, any of which could cause Alto’s actual results to differ from those contained in the forward-looking statements, which are described in greater detail in Alto's Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and Alto’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025 filed with the Securities and Exchange Commission (“SEC”) as well as in other filings Alto may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Alto expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as required by law.

Availability of Information on Alto’s Website
Alto routinely uses its investor relations website to post presentations to investors and other important information, including information that may be material. Accordingly, Alto encourages investors and others interested in Alto to review the information it makes public on its investor relations website.

ALTO NEUROSCIENCE, INC.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except per share amounts)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$10,525	$13,060	$33,623	$36,196
General and administrative	4,426	5,826	15,686	15,417
Total operating expenses	14,951	18,886	49,309	51,613
Loss from operations	(14,951)	(18,886)	(49,309)	(51,613)
Other income (expense):
Interest income	1,532	2,500	5,042	6,716
Interest expense	(650)	(349)	(1,894)	(1,042)
Loss on debt extinguishment	—	—	(681)	—
Other, net	(112)	(48)	(214)	(291)
Total other income, net	770	2,103	2,253	5,383
Net loss	$(14,181)	$(16,783)	$(47,056)	$(46,230)
Other comprehensive income (loss):
Change in fair value attributable to instrument specific credit risk	(12)	—	144	—
Foreign currency translation	(5)	(6)	(29)	(16)
Total other comprehensive income (loss)	(17)	(6)	115	(16)
Comprehensive loss	$(14,198)	$(16,789)	$(46,941)	$(46,246)
Net loss per share attributable to common stockholders, basic and diluted	$(0.52)	$(0.62)	$(1.74)	$(1.94)
Weighted-average number of common shares outstanding, basic and diluted	27,104	26,959	27,075	23,878

ALTO NEUROSCIENCE, INC.
Selected Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	September 30,	December 31,
	2025	2024
Cash, cash equivalents, and restricted cash	$138,316	$168,729
Total assets	147,006	177,542
Total liabilities	35,449	26,082
Accumulated deficit	(185,452)	(138,396)
Investor & Media Contact:
Nick Smith
investors@altoneuroscience.com
media@altoneuroscience.com